Exhibit 10.1

Ipsidy Inc., Formerly Known As ID Global Solutions Corporation

Index to Unaudited Pro Forma Condensed Combined Financial Information

December 31, 2015

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Ipsidy Inc., Formerly Known As ID Global Solutions Corporation

Introduction to Unaudited Pro Forma Condensed Combined Financial Information

On February 9, 2016, ID Global Solutions Corporation (the “Company”) entered into a Share Exchange Agreement with Fin Holdings, Inc. , a Florida corporation ("FIN"), and all of the FIN shareholders (the "FIN Shareholders"), pursuant to which the Company agreed to acquire 100% of the issued and outstanding shares of FIN (the "FIN Shares") and FIN's two wholly-owned subsidiaries, ID Solutions, Inc. and Cards Plus Pty Ltd. (collectively, the "Subsidiaries"), from the FIN Shareholders. In consideration for the FIN Shares, the Company issued and sold to the FIN Shareholders an aggregate of 22,500,000 shares of common stock of the Company (the "Purchase Shares") at a per share price of $0.40 or $9,000,000 in shares of common stock of the Company. The closing occurred on February 10, 2016.

The Purchase Shares were offered and sold by the Company in a securities purchase transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 (the “Securities Act”) and/or Rule 506 promulgated under the Securities Act. The FIN Shareholders are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

The following are overviews of the Subsidiaries:

ID Solutions, Inc.

ID Solutions, Inc.’s focus is on the Biometric Integrity Solutions market and is a tier one AFIS (Automates Fingerprints Identification System) provider with 15 years of proven technology, experience and market presence. ID Solutions maintains proprietary fingerprint matching algorithms and ranks among the top five companies in NIST and MINEX (a US Government Test Standards Program) in competitive testing for accuracy and speed of fingerprint matching algorithms. The company’s technology platform has been developed for maximum scalability and reliability and its products offer a full portfolio of software elements and solutions for enrollment, verification, 1:1, 1:few and 1:N backend matching. The company has also developed a robust middleware solution capable of providing complete civil AFIS functionality for Electoral, National Registry and other government fingerprint solutions. The company's middleware solution also offers the flexibility to implement these AFIS solutions utilizing transaction-billing methodology. This system can provide full audit reports and subsequent billing on transactions run through its system.

Cards Plus Pty Ltd.

Cards Plus Pty Ltd. is a complete card production and personalization facility for plastic loyalty, ID and other types of cards. The company utilizes the latest digital printing technology from Hewlett Packard and has a capacity to produce approximately 180,000 cards per day. The company also uses and resells desktop personalization machines and consumables from Matica, NBS Technologies and Data-card and is continually looking to expand and broaden its product offering.

The following unaudited pro forma condensed consolidated statement of operations

The information presented in the unaudited proforma combined financial statements does not purport to represent what our financial positions or results of operations would have been had the Share Exchange Agreement been consummated nor is it indicative of our future financial positon or results of operations for any period. You should rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Share Exchange Agreement.

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Ipsidy Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	Ipsidy Inc.	Cards Plus	ID Solutions
	December 31,	Pty Ltd	Inc.		Pro Forma Adjustments		Proforma
	2015	2015	2015	sub-total	Dr.	Cr.	Balances
ASSETS
Current Assets:
Cash	$349,873	$79,102	$333,202	$762,177			$762,177
Accounts receivable, net	509,027	88,997		598,024			598,024
Inventory	516,663	107,121		623,784			623,784
Other current assets	134,224		-	134,224			134,224
Total current assets	1,509,787	275,219	333,202	2,118,208			2,118,208

Property and Equipment, net	37,775	109,232	307,290	454,297	100,339	416,522	138,114
Other Assets	319,592		60,051	379,643			379,643
Intangible Assets, net	1,436,534			1,436,534	2,401,568		3,838,102
Goodwill	166,689	23,142		189,831	6,270,850	23,142	6,437,539
Total assets	$3,470,377	$407,593	$700,543	$4,578,513	$8,772,757	$439,664	$12,911,606

LIABILITIES AND STOCKHOLDERS DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$717,500	$103,015	$505,658	$1,326,173			$1,326,173
Convertible notes payable, net	383,346			383,346			383,346
Derivative liabilities	25,445,645			25,445,645			25,445,645
Contingent purchase consideration (Note 10)	370,125			370,125			370,125
Notes payable, net	634,069	417,674	125,000	1,176,743	542,674		634,069
Notes payable - related parties			60,000	60,000	60,000		-
Deferred revenue	-	-	271,651	271,651			271,651
Total current liabilities	27,550,685	520,689	962,309	29,033,683	602,674		28,431,009

Commitments and Contingencies (Note 10)

Stockholders’ Deficit:
Common stock, $0.001 par value, 500,000,000 shares authorized; 214,196,550 and 187,854,139 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	18,785	6	25,000	43,791	25,006	22,500	41,285
Additional paid in capital	14,923,936		161,123	15,085,059		8,377,282	23,462,341
Accumulated deficit	(39,074,590)	(113,102)	(447,889)	(39,635,581)		560,991	(39,074,590)
Accumulated comprehensive income	51,561			51,561			51,561
Total stockholders’ deficit	(24,080,308)	(113,096)	(261,766)	(24,455,170)	25,006	8,960,773	(15,519,403)
Total liabilities and stockholders' deficit	$3,470,377	$407,593	$700,543	$4,578,513	$627,680	$8,960,773	$12,911,606

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Ipsidy Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Ipsidy Inc.	Cards Plus	ID Solutions
	December 31,	Pty Ltd	Inc.	Pro Forma	Adjustments	Proforma
	2015	2015	2015	Dr.	Cr.	Balances
Revenues:
Revenues, net	$735,364	$1,423,160	$673,022			$2,831,546
Total revenues	735,364	1,423,160	673,022			2,831,546

Cost of Sales		714,096	101,910			816,006

Gross profit (loss)	735,364	709,064	571,112			2,015,540

Operating Expenses:
General and administrative	9,003,143	577,084	336,812			9,917,039
Research and development	480,789	-	322,667			803,456
Depreciation and amortization	147,052	147,800	88,500	240,121		623,473
Total operating expenses	9,630,984	724,884	747,979	240,121		11,343,968

Loss from operations	(8,895,620)	(15,820)	(176,867)	(240,121)		(9,328,428)

Other Income (Expense):
Gain (loss) on derivative liabilities	(26,647,021)	-	-			(26,647,021)
Interest income (expense) - net	460,431	(3,500)	(79,303)		82,803	460,431
Other income (expense) -net		146				146
Foreign currency translation loss	-	1,204	-			1,204
Other income (expense), net	(26,186,590)	(2,150)	(79,303)		82,803	(26,185,240)

Loss before income taxes	(35,082,210)	(17,970)	(256,170)	(240,121)	82,803	(35,513,668)

Income Taxes	-	-	-

Net loss	$(35,082,210)	$(17,970)	$(256,170)	$(240,121)	$82,803	$(35,513,668)

Net Loss Per Share - Basic and diluted	$(0.16)	$-	$-	N/A	N/A	$(0.17)

Weighted Average Shares Outstanding - Basic and diluted	213,260,870	N/A	N/A	22,500,000	N/A	213,260,870

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Ipsidy Inc., Formerly Known As ID Global Solutions Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1)	Basis of Presentation.

The unaudited proforma condensed combined financial statements have been prepared in order to present combined financial position and results of operations of Ipsidy Inc.(formerly known as ID Solutions Corporation) and the subsidiaries of FIN assuming the acquisition had occurred as of December 31, 2015.

The financial statements of ID Solutions, Inc. is as of its prior fiscal year which ended on February 28.

The financial statements of Cards Plus (Pty) Ltd. is as of its reporting period which ended on December 31. The financial statements are in the currency of South Africa and we have translated the financial statements in accordance with the applicable accounting rules. These financial statements have been prepared in accordance with Generally Accepted Accounting Principles. The audit report by Cards Plus (Pty) Ltd. is intended to meet the requirement of a non-issuer entity who financial statements are filed to satisfy S-X 3-05 or 3-14 and are not required to be audited or have an auditor’s report of a firm registered with the PCOAB.

2)	The consummation of the Share Exchange Acquisition is deemed to be an acquisition. Ipsidy Inc. is considered to be the acquirer. The financial statements of the combined entities is intended to provide a fair representation of the combined entities financial statements in substance would been had the acquisition prior to the December 2015 Form 10K filing. Additionally, since the subsidiaries of FIN had two different fiscal year end dates, for these financial statement the ID Solutions Inc. for February 28, 2015 will be used to reflect December 31, 2015 in the presentation of these financial statements. We have included the fair value of assets related to the FIN acquisition. As the valuation was completed as of the acquisition date, the amounts could vary from the actual entries ultimately recorded on the books.

3)	The following adjustment have been recorded to reflect the acquisition:

Balance Sheet:

a.	Amounts were recorded for the fair valuation of customer relationships, intellectual property, fixed assets and goodwill per the third party independent valuation report.

b.	Elimination of note payable and notes payable related party.

c.	Elimination of retained earnings of acquired entities.

d.	Recording of the issuance of common stock for the acquisition cost.

Statement of Operations:

a.	Reversal of interest expense on the notes payable eliminated.

b.	Recording of amortization expense for the assets recorded as noted above.

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